Exhibit 10.1

October 7, 2022

Randy Hobbs

Subject: Job Offer

Dear Randy:

We are pleased to offer you the opportunity to join Woodward as President, Industrial, with an anticipated start date of December 5, 2022. This is an exempt position based in Fort Collins, CO reporting to Chip Blankenship, Chairman, Chief Executive Officer and President.

Details of the offer are as follows:

COMPENSATION

Base Pay

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Your base salary will be $21,923 bi-weekly or $570,000 annually. Pay periods are bi-weekly and in the form of direct deposit and subject to deductions for taxes and other withholdings as required by law or the policies of the Company.

Annual Short Term Incentive Compensation (STI)

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You will participate in Woodward's annual short-term incentive plan (STI)). Your annual incentive pay target will be 75% of eligible wages (or $427,500). Any STI payout will be pro rated for fiscal year 2023. The STI payouts can reach a maximum of 200% of target. STI payouts are subject to approval by the Compensation Committee of the Board of Directors and, when applicable, are typically paid out in November after the close of the fiscal year, which is September 30. Incentive target bonuses are set by Company objectives and financial performance.

Annual Long Term Incentive Compensation (LTI)

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This position qualifies for Stock Options as part of our annual equity grant process. Your first annual stock option grant, with a grant date fair value of approximately $433,920, is anticipated to be awarded on October 2, 2023, which is the first business day of our fiscal year 2024 (but see below for fiscal year 2023 LTI grant). The granting of future Stock Options, and timing thereof, is not a guarantee and is subject to Board of Directors approval.
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Beginning October 1, 2023, you will participate in the Woodward Cash LTI Program (or any replacement program thereafter, such as awards of performance based stock units) at a target of 35% of base salary. This is a cash incentive compensation plan for selected top executives of the Company. The plan currently consists of a three-year performance period, with a new performance period starting at the beginning of each fiscal year. To the extent that the designated goals are achieved or exceeded, some multiple of the target award will be paid at the end of the performance period. The Cash LTI payouts can reach a maximum of 200% of target. Please review the enclosed Cash LTI At-a-Glance for further details.

Total Target Annual Compensation

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$570,000 (Base)+ $427,500 (STI) + $710,000 (LTI) = $1,707,500 (Total)

Exhibit 10.1

SPECIAL SIGN-ON INCENTIVE PROVISIONS

In recognition of the significant pension benefit from your current employer that you would be forfeiting in order to join Woodward, and as an additional inducement for you to accept this position, we will offer you the following sign-on consideration:

Cash Bonus

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The Company will pay you a cash sign-on bonus in the amount of $700,000. The sign-on bonus will be payable in your first regular paycheck in accordance with the Company's standard payroll practice and subject to applicable withholdings. Should you voluntarily resign from the Company within two years of your hire date, you will be responsible for reimbursing this amount to the Company.

Sign-On RSUs

You will also be given two Sign-On RSU grants:

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A grant of Sign-On restricted stock units (RSUs) on your start date with a grant date fair value of $500,000. This grant will fully cliff vest three years following the grant date.
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An additional grant of Sign-On RSUs, also on your start date, with a grant date fair value of $3,500,000. This award will vest at a rate of 50% at the end of three years following the grant date, and 50% at the end of four years after the grant date.
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The two above Sign-On RSU grants be awarded pursuant to the Company's previously approved Form Attraction and Retention RSU Agreement (which provide for accelerated vesting upon death or disability) but with a modification that, should the Company terminate your employment other than for Cause, as such term is defined in such form agreement (a "Company Termination Without Cause"), any unvested RSUs under these Sign-On RSU grants would thereupon immediately vest.

Deferred Compensation Contribution

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The Company will contribute the amount of $2,500,000 on your behalf into the Executive Benefit Plan, the Company's non-qualified deferred compensation plan, upon date of hire, with vesting to be 100% at the end of four years, with you having full investment authority and related appreciation benefits or depreciation risk.
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In the event of (i) a Company Termination Without Cause, (ii) termination due to death; or (iii) termination due to Disability (as defined in the Company's existing form Non-Qualified Stock Option Award Agreement), the foregoing deferred compensation contribution benefit, if not yet vested at such time, shall thereupon immediately vest.
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In the event (i) you voluntarily terminate your employment or (ii) the Company terminates your employment for Cause (as defined above), the foregoing deferred compensation contribution benefit, if not yet vested at such time, shall be forfeited in its entirety.

Annual LTl-equivalent grant

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As of your start date, you will be awarded an equity grant with a grant date fair value of $710,000, which is the grant date fair value of our FY23 LTI award for your level. This grant will be delivered in the form of:
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Non-qualified stock options ("options") with a grant date fair value of $433,920 and a vest rate of 25% per year; and
o
RSUs with a grant date fair value of $276,080, also with a vest rate of 25% per year. For the avoidance of doubt, this RSU grant would be awarded under the previously approved Form Attraction and Retention RSU Agreement without the aforementioned modification related to a Company Termination Without Cause.

Exhibit 10.1

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL AGREEMENT

We will prepare for you our standard form Executive Severance and Change in Control Agreement for Company officers, which provides for severance benefits in the event of a qualifying termination, both in the event of a change in control ("CIC") and outside of a CIC scenario.

BENEFITS

Woodward has an outstanding benefits package that distinguishes us in the labor market. Please review the enclosed Benefits Program Summary. Some benefits to highlight:

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You and any eligible dependents will be able to fully participate in the WW Blue HPN (Colorado) (medical, dental and vision) programs after thirty days of continued employment.
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After thirty days of continued employment, you will become eligible for company-funded life insurance in the amount equal to the lesser of (a} $1,000,000, and (b) two times your base annual salary. Additional life insurance for yourself or your dependents may be purchased during the annual enrollment period, which is each October/November.
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You may also elect to participate in our 401K plan upon employment. You can contribute between 0-50% of your bi-weekly pay, and Woodward will match 100% on contributions from 0-3% of your pay and 50% on contributions from 3-6% of your pay (maximum Company match of 4.5%). Any amounts contributed by the Company in excess of the applicable IRS limit will be provided in the form of a supplemental contribution to your account in the Company's non-qualified deferred compensation plan (the Executive Benefit Plan). You will be 100% vested at the time of enrollment.
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You will become a participant in the Woodward Stock Plan (the Company contributes 5% of eligible wages on your behalf) upon your date of hire and will be immediately vested.
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You will also be eligible to participate in the Executive Benefit Plan. This is a nonqualified deferred compensation plan that allows you, as part of a select group of Woodward executives, to save extra pre-tax compensation for your retirement. These savings are in addition to the amount you can save through the qualified Woodward Retirement Program, which includes the 401(k) deferrals and matching contributions and the Woodward Stock Plan. Please review the attached program description.

RELOCATION AND TRANSITION BENEFITS

We will authorize a comprehensive relocation program to assist you and your family in moving from your current home to the Fort Collins area. Please review the attached Woodward Relocation Policy Guidelines for a full description of the relocation benefits and program rules. The following highlights some of the benefits that will be provided to you:

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Pre-move house hunting trip for you and your spouse
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Moving of household goods
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Final move expenses
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Temporary housing in Fort Collins
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Assistance in the sale of your home
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Closing costs on your new home

PERFORMANCE

Your performance will be reviewed annually by Chip Blankenship. This review typically occurs in the first quarter of each fiscal year (October - December) with any pay adjustments effective the first pay period in January.

Exhibit 10.1

CONTINGENCY

Our job offer is contingent upon:

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The successful completion of a pre-employment drug screen
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The position being in existence at the time of your established start date
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No evidence of false or misleading information on your application or subsequent information you provide
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The successful completion of a background check and Restricted Party Screening
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Approval by the Board of Directors of the Company of your appointment as a Company Officer, which we anticipate obtaining shortly

This letter does not create an employment agreement with Woodward and contains the entirety of any offers with respect to your employment with the Company. It supersedes any and all other offers or agreements, either oral or in writing, with respect to the employment relationship. You and Woodward acknowledge and agree that no agreement, statement or promise (other than the terms of this offer) shall be valid or binding. The terms of employment, as set out in this letter, may not be modified or amended by oral agreement or course of conduct, but only by an agreement signed by both you and the Company.

Although we look forward to this being a long and mutually rewarding association, Colorado is an at will state. Your employment will be at will. You may leave your employment at any time. Woodward may transfer, reassign, suspend or demote, or may terminate your employment, at any time, for any reason, with or without cause, and with or without notice.

We look forward to discussing the offer in more detail. Should any questions arise regarding this offer, feel free to contact me.

If you accept this job offer on the terms and conditions set forth in this letter, please sign below and return the original of this letter to Paul Benson either via Adobe Sign or email (paul.benson@woodward.com).

Randy, we are really looking forward to having you join Woodward. This is an exciting time to be with the company as we are positioned extremely well for profitable growth. We look forward to a long and productive relationship with you.

Sincerely,

_______________________

Chip Blankenship

Accepted:

__________________________________ _____________

Randall Hobbs Date